Exhibit 99.1
Contact: Adam Smith
Senior Vice President, Investor Relations and FP&A
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
First Quarter 2024
●	Total revenue increased 2.4% to $2,834 million
●	Property revenue increased 3.3% to $2,804 million
●	Net income increased 192.6% to $922 million(1)(2)(3)
●	Adjusted EBITDA increased 5.2% to $1,854 million
●	Net income attributable to AMT common stockholders increased 173.2% to $917 million(1)(2)(3)
●	AFFO attributable to AMT common stockholders increased 10.0% to $1,303 million
Boston, Massachusetts – April 30, 2024: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended March 31, 2024.
Steven Vondran, American Tower’s Chief Executive Officer, stated, “The strong performance we saw in 2023, underscored by robust demand across our asset platforms, continued into the first quarter, resulting in Attributable AFFO per Share growth of nearly 10%. With visibility into accelerating activity across the U.S. and Europe, a continuation of elevated new business growth across many of our emerging markets, positive collection trends in India, and another strong quarter of signed leasing at CoreSite, our global business is positioned to deliver quality, recurring growth as we move through the year and over the long-term.
By coupling these durable secular trends with our commitment to leveraging a best-in-class operating model to yield efficiencies for American Tower and our customers alike, we see a long runway for driving expansion in our cash margins and optionality to deploy capital towards accretive development opportunities, as we support our customers’ growing network needs. Taken together, we believe we are uniquely positioned to drive sustained growth throughout the 5G cycle and convert increasing demand for our portfolio of digital infrastructure assets into incremental shareholder value throughout 2024 and beyond.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended March 31, 2024 (all comparative information is presented against the quarter ended March 31, 2023).

($ in millions, except per share amounts.)	Q1 2024	Growth Rate
Total revenue	$2,834	2.4%
Total property revenue	$2,804	3.3%
Total Tenant Billings Growth	$121	6.3%
Organic Tenant Billings Growth	$104	5.4%
Property Gross Margin	$2,030	5.3%
Property Gross Margin %	72.4%
Net income(1)(2)(3)	$922	192.6%
Net income attributable to AMT common stockholders(1)(2)(3)	$917	173.2%
Net income attributable to AMT common stockholders per diluted share(1)(2)(3)	$1.96	172.2%
Adjusted EBITDA	$1,854	5.2%
Adjusted EBITDA Margin %	65.4%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders(1)	$1,344	24.1%
AFFO attributable to AMT common stockholders	$1,303	10.0%
AFFO attributable to AMT common stockholders per Share	$2.79	9.8%

Cash provided by operating activities	$1,284	19.9%
Less: total cash capital expenditures(4)	$402	(15.0)%
Free Cash Flow	$882	47.5%
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(1)Q1 2024 growth rates impacted by foreign currency gains of $127.6 million in the current period as compared to foreign currency losses of $84.1 million in the prior-year period.
(2)Q1 2024 growth rates impacted by the Company’s Q1 2023 sale of one of its subsidiaries in Mexico that held fiber assets (“Mexico Fiber”), which resulted in a loss of approximately $80.0 million in the prior year period.
(3)Q1 2024 growth rates positively impacted by the Company’s extension of the estimated useful lives of its tower assets and the estimated settlement dates for its asset retirement obligations, expected to result in a decrease of approximately $730 million in depreciation and amortization expense and a decrease of approximately $75 million in accretion expense for the twelve months ended December 31, 2024 as compared to the twelve months ended December 31, 2023. The Company estimates that such decreases will be relatively evenly distributed by quarter throughout the current year.
(4)Q1 2024 cash capital expenditures includes $9.7 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended March 31, 2024, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q1 2024(1)
Distributions per share	$1.62
Aggregate amount (in millions)	$756.5
Year-over-year per share growth	3.8%
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(1)    The distribution declared on March 14, 2024 was paid on April 26, 2024 to stockholders of record as of the close of business on April 12, 2024.

Capital Expenditures – During the first quarter of 2024, total capital expenditures were approximately $402 million, of which $36 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Other Events – On January 4, 2024, the Company, through its subsidiaries, ATC Asia Pacific Pte. Ltd. and ATC Telecom Infrastructure Private Limited (“ATC TIPL”), which holds the Company’s operations in India, consistent with its previously disclosed exploration of strategic alternatives for the Company’s operations in India, entered into an agreement with Data Infrastructure Trust (“DIT”), an infrastructure investment trust sponsored by an affiliate of Brookfield Asset Management, pursuant to which DIT will acquire a 100% ownership interest in ATC TIPL (the “Pending ATC TIPL Transaction”). The Company will retain the full economic benefit associated with the optionally convertible debentures issued by a customer in India, Vodafone Idea Limited (the “VIL OCDs”), of which the Company converted an aggregate face value of 14.4 billion Indian Rupees (“INR”) (approximately $172.7 million) into 1,440 million shares of equity of VIL (the “VIL Shares”) in March 2024, as well as rights to payments on certain existing customer receivables. On April 29, 2024, the Company completed the sale of the VIL Shares at a price of 12.78 INR per share. The Company expects the net proceeds of this transaction to be approximately 18.0 billion INR (approximately $216.0 million at the date of settlement) after deducting commissions and fees.
Subject to certain pre-closing terms, total aggregate consideration would potentially represent up to approximately 210 billion INR (approximately $2.5 billion), including the value of the VIL OCDs and the VIL Shares, payments on certain existing customer receivables, the repayment of existing intercompany debt and the repayment, or assumption, of the Company’s existing term loan in India, by DIT, as well as the accrued ticking fee proceeds that commenced on October 1, 2023 through the date of closing. During the three months ended March 31, 2024, ATC TIPL distributed approximately 9.6 billion INR (approximately $115.1 million) to the Company, which will be deducted from the total aggregate consideration to be received by the Company at closing. Additionally, the Pending ATC TIPL Transaction is expected to close in the second half of 2024, subject to customary closing conditions, including government and regulatory approval.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended March 31, 2024, the Company’s Net Leverage Ratio was 5.0x net debt (total debt less cash and cash equivalents) to first quarter 2024 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding.)	As of March 31, 2024
Total debt	$39,260
Less: Cash and cash equivalents	2,389
Net Debt	$36,870
Divided By: First quarter annualized Adjusted EBITDA(1)	7,415
Net Leverage Ratio	5.0x
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(1)Q1 2024 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of March 31, 2024, the Company had approximately $9.3 billion of total liquidity, consisting of approximately $2.4 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $6.9 billion under its revolving credit facilities, net of any outstanding letters of credit.
On January 12, 2024, the Company repaid $500.0 million aggregate principal amount of its 0.600% senior unsecured notes due 2024 (the “0.600% Notes”) upon their maturity. On February 14, 2024, the Company repaid $1.0 billion aggregate principal amount of its 5.00% senior unsecured notes due 2024 (the “5.00% Notes”) upon their maturity. Such notes were repaid using borrowings under its $6.0 billion senior unsecured multicurrency revolving credit facility. Upon completion of the repayment, none of the 0.600% Notes or the 5.00% Notes remained outstanding.

On March 7, 2024, the Company issued an aggregate of $1.3 billion in senior unsecured notes. The net proceeds of the offering were used to repay existing indebtedness under its $6.0 billion senior unsecured multicurrency revolving credit facility.

FULL YEAR 2024 OUTLOOK

The following full year 2024 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of April 30, 2024. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking statements” included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for April 30, 2024 through December 31, 2024: (a) 1,247 Argentinean Pesos; (b) 1.53 Australian Dollars; (c) 111.20 Bangladeshi Taka; (d) 5.20 Brazilian Reais; (e) 1.36 Canadian Dollars; (f) 965 Chilean Pesos; (g) 3,950 Colombian Pesos; (h) 0.93 Euros; (i) 14.00 Ghanaian Cedis; (j) 83.30 Indian Rupees; (k) 131 Kenyan Shillings; (l) 17.20 Mexican Pesos; (m) 1.67 New Zealand Dollars; (n) 1,300 Nigerian Naira; (o) 7,480 Paraguayan Guarani; (p) 3.75 Peruvian Soles; (q) 56.40 Philippine Pesos; (r) 18.95 South African Rand; (s) 4,000 Ugandan Shillings; and (t) 610 West African CFA Francs.
The Company’s outlook reflects estimated negative impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and AFFO attributable to AMT common stockholders of approximately $15 million, $5 million and $5 million, respectively, relative to the Company’s prior 2024 outlook. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company’s 2024 outlook assumes a full year contribution from the India business, which includes approximately $20 million of revenue reserves, as compared to $65 million of revenue reserves assumed in the prior outlook, and is net of the $29 million revenue reserve reversal recognized in Q1 2024 associated with favorable customer collections. The $20 million revenue reserve assumed in the Company’s 2024 outlook has a corresponding negative impact to the financial measures below, including a $0.04 per share negative impact to AFFO attributable to AMT common stockholders per Share. The Company’s outlook reflects India contributions of $1,205 million, $400 million and $325 million for property revenue, Adjusted EBITDA and Unlevered AFFO attributable to AMT common stockholders, respectively. The Company expects the closing of the Pending ATC TIPL Transaction to occur in the second half of 2024, subject to customary closing conditions, including government and regulatory approval. Additional information pertaining to Unlevered AFFO attributable to AMT common stockholders and the expected contributions from India to the Company’s 2024 outlook has been provided on page 21 of the Company’s first quarter 2024 earnings presentation available on the Company’s website.
As a result of the favorable impacts associated with improved customer collections in India in Q1 2024, partially offset by the negative impacts of foreign currency exchange rate fluctuations, the Company is raising the midpoints of its full year 2024 outlook for property revenue, Adjusted EBITDA, AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share by $30 million, $40 million, $40 million and $0.09, respectively. Consistent with the prior outlook, the Company’s outlook includes the extension of the estimated useful lives of its tower assets and the estimated settlement dates for its asset retirement obligations, which is expected to result in a decrease of approximately $730 million in depreciation and amortization expense and a decrease of approximately $75 million in accretion expense as compared to the prior year. The Company is reducing the midpoint for net income and net income attributable to AMT common stockholders by $235 million and $240 million, respectively, primarily due to other adjustments resulting in an increase to depreciation, amortization and accretion expense as compared to prior outlook.
Additional information pertaining to the impact of foreign currency and Secured Overnight Financing Rate fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2024 Outlook ($ in millions, except per share amounts.)	Full Year 2024			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$11,080	to	$11,260	1.5%
Net income	3,080	to	3,170	128.6%
Net income attributable to AMT common stockholders	3,065	to	3,155	109.7%
Adjusted EBITDA	7,120	to	7,230	1.2%
AFFO attributable to AMT common stockholders	4,820	to	4,930	5.7%
AFFO attributable to AMT common stockholders per Share	$10.30	to	$10.53	5.6%
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(1)Includes U.S. & Canada segment property revenue of $5,210 million to $5,270 million, international property revenue of $4,970 million to $5,070 million and Data Centers segment property revenue of $900 million to $920 million, reflecting midpoint growth rates of 0.5%, 1.4% and 9.0%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of over 3% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of over 3% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments. Data Centers segment property revenue reflects revenue from the Company’s data center facilities and related assets.

2024 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	International Property(3)	Data Centers Property(4)	Total Property
International pass-through revenue(5)	N/A	$1,617	N/A	$1,617
Straight-line revenue(6)	216	21	14	251
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.
(4)Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.
(5)Includes $580 million in international pass-through revenue related to the Company’s India operations.
(6)Includes $(5) million in straight-line revenue related to the Company’s India operations.

2024 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
Organic Tenant Billings	~4.7%	~5%	~5%
New Site Tenant Billings	~0%	~2%	~1%
Total Tenant Billings Growth	~4.7%	~7%	~6%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

Outlook for Capital Expenditures(1): ($ in millions, totals may not add due to rounding.)
	Full Year 2024
Discretionary capital projects(2)	$790	to	$820
Ground lease purchases	70	to	90
Start-up capital projects	65	to	85
Redevelopment	455	to	485
Capital improvement	155	to	165
Corporate	10	—	10
Total	$1,545	to	$1,655
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(1)Outlook for Capital Expenditures includes approximately $100 million related to the Company’s India operations, largely associated with discretionary capital projects, redevelopment and capital improvements of $20 million, $60 million and $20 million, respectively.
(2)Includes the construction of 2,500 to 3,500 communications sites globally, including approximately 800 in India, and $450 million of development spend in the Company’s Data Centers segment.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2024
Net income	$3,080	to	$3,170
Interest expense	1,465	to	1,445
Depreciation, amortization and accretion	2,155	to	2,175
Income tax provision	420	to	430
Stock-based compensation expense	190	—	190
Other, including other operating expenses, interest income, (gain) loss on retirement of long-term obligations and other (income) expense	(190)	to	(180)
Adjusted EBITDA	$7,120	to	$7,230

Reconciliation of Outlook for AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2024
Net income	$3,080	to	$3,170
Straight-line revenue	(251)	—	(251)
Straight-line expense	51	—	51
Depreciation, amortization and accretion	2,155	to	2,175
Stock-based compensation expense	190	—	190
Deferred portion of income tax and other income tax adjustments	75	—	75
Other, including other operating expense, amortization of deferred financing costs, debt discounts and premiums, (gain) loss on retirement of long-term obligations, other (income) expense and long-term deferred interest charges	13	to	23
Capital improvement capital expenditures	(155)	to	(165)
Corporate capital expenditures	(10)	—	(10)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests	$(328)	—	$(328)
AFFO attributable to AMT common stockholders	$4,820	to	$4,930
Divided by weighted average diluted shares outstanding (in thousands)	468,000	—	468,000
AFFO attributable to AMT common stockholders per Share	$10.30	to	$10.53

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended March 31, 2024 and its updated outlook for 2024. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 3589117
When available, a replay of the call can be accessed until 11:59 p.m. ET on May 14, 2024. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 8650809
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 224,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders, AFFO attributable to American Tower Corporation common stockholders per Share, Unlevered AFFO attributable to AMT common stockholders, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
During the three months ended March 31, 2024, the Company updated its presentation of Nareit FFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders to remove separate presentation of Consolidated AFFO. The Company believes this presentation better aligns its reporting with management’s current approach of allocating capital and resources, managing growth and profitability and assessing the operating performance of its business. The change in presentation has no impact on the Company’s Nareit FFO attributable to American Tower Corporation common stockholders or AFFO attributable to American Tower Corporation common stockholders for any periods. Historical financial information included below has been adjusted to reflect the change in presentation.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. In certain cases, this could also include the net impact of certain divestitures. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.
Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.

Non-GAAP and Defined Financial Measure Definitions
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).
Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.
Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), including Goodwill impairment, depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion including adjustments and distributions for unconsolidated affiliates and noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, and (viii) other operating income (expense), less cash payments related to capital improvements and cash payments related to corporate capital expenditures and including adjustments and distributions for unconsolidated affiliates and noncontrolling interests, which includes the impact of noncontrolling interests on both Nareit FFO and the corresponding adjustments included in AFFO. The Company believes this measure provides valuable insight into the operating performance of its assets by further adjusting the Nareit AFFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector. The Company believes providing this metric, excluding the impacts of noncontrolling interests, enhances transparency, given the minority interests in its Europe business and its U.S. data center business.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Unlevered AFFO attributable to AMT common stockholders: AFFO attributable to AMT common stockholders before deducting net interest charges. The Company believes this measure provides valuable insight into the India business’ contributions to the Company’s AFFO attributable to AMT common stockholders metric, before making assumptions on the use of proceeds for the Pending ATC TIPL Transaction.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2024 outlook and other targets, foreign currency exchange rates, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India, including impacts on our customers’ payments, and factors that could affect such expectations, the creditworthiness and financial strength of our customers, the expected impacts of strategic partnerships on our business, our expectations for the closing of signed agreements, including the Pending ATC TIPL Transaction, and the expected impacts of such agreements on our business, our expectations regarding potential additional impairments in India and factors that could affect our expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) a substantial portion of our current and projected future revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (3) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) increasing competition within our industries may materially and adversely affect our revenue; (5) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (6) new technologies or changes, or lack thereof, in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (7) competition to purchase assets could adversely affect our ability to achieve our return on investment criteria; (8) strategic partnerships, and divestitures, such as the Pending ATC TIPL Transaction, may materially and adversely affect our financial condition, results of operations or cash flows; (9) our leverage and debt service obligations, including during a rising interest rates environment, may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and may reduce funds available to satisfy our distribution requirements; (10) rising inflation may adversely affect us by increasing costs beyond what we can recover through price increases; (11) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (12) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (13) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (14) we may be adversely affected by regulations related to climate change; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) our towers, fiber networks, data centers or computer systems may be affected by natural disasters (including as a result of climate change) and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; and (22) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information that is provided in the section entitled “Risk Factors” in our most recent annual report on Form 10-K, and other risks described in documents we subsequently file from time to time with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,389.1	$1,973.3
Restricted cash	127.6	120.1
Accounts receivable, net	738.4	669.7
Prepaid and other current assets	984.6	946.9
Total current assets	4,239.7	3,710.0
PROPERTY AND EQUIPMENT, net	20,094.2	19,788.8
GOODWILL	12,556.8	12,639.0
OTHER INTANGIBLE ASSETS, net	16,119.3	16,520.7
DEFERRED TAX ASSET	161.2	179.1
DEFERRED RENT ASSET	3,596.8	3,521.8
RIGHT-OF-USE ASSET	9,199.8	8,878.8
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	711.2	789.4
TOTAL	$66,679.0	$66,027.6
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$182.1	$258.7
Accrued expenses	1,134.1	1,280.6
Distributions payable	776.7	906.2
Accrued interest	309.9	387.0
Current portion of operating lease liability	715.2	794.6
Current portion of long-term obligations	3,067.6	3,187.5
Unearned revenue	544.2	434.7
Total current liabilities	6,729.8	7,249.3
LONG-TERM OBLIGATIONS	36,191.9	35,734.0
OPERATING LEASE LIABILITY	7,866.3	7,438.7
ASSET RETIREMENT OBLIGATIONS	2,607.1	2,158.2
DEFERRED TAX LIABILITY	1,394.4	1,361.4
OTHER NON-CURRENT LIABILITIES	1,227.8	1,220.6
Total liabilities	56,017.3	55,162.2
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.8
Additional paid-in capital	14,903.4	14,872.9
Distributions in excess of earnings	(3,481.2)	(3,638.8)
Accumulated other comprehensive loss	(6,078.0)	(5,739.5)
Treasury stock	(1,301.2)	(1,301.2)
Total American Tower Corporation equity	4,047.8	4,198.2
Noncontrolling interests	6,613.9	6,667.2
Total equity	10,661.7	10,865.4
TOTAL	$66,679.0	$66,027.6

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended March 31,
	2024	2023
REVENUES:
Property	$2,803.9	$2,714.5
Services	30.2	52.7
Total operating revenues	2,834.1	2,767.2
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	774.4	787.0
Services	13.9	19.1
Depreciation, amortization and accretion	549.4	794.1
Selling, general, administrative and development expense(1)	257.0	263.9
Other operating expenses	2.8	127.5
Total operating expenses	1,597.5	1,991.6
OPERATING INCOME	1,236.6	775.6
OTHER INCOME (EXPENSE):
Interest income	48.0	30.8
Interest expense	(366.7)	(340.2)
Other income (expense) (including foreign currency gains (losses) of $127.6 and ($84.1), respectively	113.0	(97.8)
Total other expense	(205.7)	(407.2)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,030.9	368.4
Income tax provision	(109.2)	(53.4)
NET INCOME	921.7	315.0
Net (income) loss attributable to noncontrolling interests	(4.3)	20.8
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$917.4	$335.8
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.97	$0.72
Diluted net income attributable to American Tower Corporation common stockholders	$1.96	$0.72
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	466,519	465,741
DILUTED	467,660	466,810

_______________
(1)Selling, general, administrative and development expense includes stock-based compensation expense in aggregate amounts of $64.9 million and $65.5 million for the three months ended March 31, 2024 and March 31, 2023, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$921.7	$315.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	549.4	794.1
Stock-based compensation expense	64.9	65.5
Other non-cash items reflected in statements of operations	(41.8)	235.3
Increase in net deferred rent balances	(79.0)	(112.0)
Right-of-use asset and Operating lease liability, net	8.8	(44.9)
Changes in unearned revenue	130.4	96.2
Increase in assets	(99.3)	(170.1)
Decrease in liabilities	(171.5)	(108.6)
Cash provided by operating activities	1,283.6	1,070.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(396.7)	(461.9)
Payments for acquisitions, net of cash acquired	(44.7)	(60.9)
Proceeds from sales of short-term investments and other non-current assets	6.0	3.1
Deposits and other	(0.7)	242.9
Cash used for investing activities	(436.1)	(276.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings, net	8.7	154.1
Borrowings under credit facilities	2,790.5	1,745.0
Proceeds from issuance of senior notes, net	1,293.0	1,494.2
Proceeds from issuance of securities in securitization transaction	—	1,300.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loans and finance leases(1)	(3,568.4)	(4,897.9)
Contributions from noncontrolling interest holders	101.4	—
Distributions to noncontrolling interest holders	(160.6)	(11.2)
Proceeds from stock options	13.9	1.8
Distributions paid on common stock	(802.1)	(733.6)
Deferred financing costs and other financing activities(2)	(66.6)	(65.0)
Cash used for financing activities	(390.2)	(1,012.6)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(34.0)	3.6
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	423.3	(215.3)
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	2,093.4	2,140.7
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,516.7	$1,925.4
CASH PAID FOR INCOME TAXES, NET(3)	$66.5	$62.3
CASH PAID FOR INTEREST	$442.3	$388.9
_______________
(1)Three months ended March 31, 2024 and March 31, 2023 include $1.1 million and $2.1 million of finance lease payments, respectively.
(2)Three months ended March 31, 2024 and March 31, 2023 include $8.6 million and $11.7 million of perpetual land easement payments, respectively.
(3)Three months ended March 31, 2024 includes withholding taxes paid in India of $11.8 million, which were incurred as a result of the Pending ATC TIPL Transaction.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2024
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,311	$446	$327	$292	$205	$1,269	$225	$2,804	$30	$2,834
Segment operating expenses	204	140	171	93	74	477	93	774	14	788
Segment Gross Margin	$1,106	$305	$156	$199	$131	$791	$132	$2,030	$16	$2,046
Segment SG&A(3)	37	28	13	15	16	71	17	125	5	130
Segment Operating Profit	$1,070	$277	$143	$184	$115	$720	$115	$1,904	$11	$1,916
Segment Operating Profit Margin	82%	62%	44%	63%	56%	57%	51%	68%	38%	68%

Growth Metrics
Revenue Growth	1.8%	(4.0)%	30.1%	(7.9)%	6.7%	3.7%	10.6%	3.3%	(42.7)%	2.4%
Total Tenant Billings Growth	4.5%	2.9%	4.9%	21.9%	6.8%	8.9%	N/A	6.3%
Organic Tenant Billings Growth	4.6%	2.8%	4.1%	14.6%	5.5%	6.5%	N/A	5.4%

Revenue Components(4)
Prior-Year Tenant Billings	$1,159	$285	$157	$197	$129	$768	$—	$1,927
Colocations/Amendments	45	9	7	15	4	36	—	81
Escalations	35	12	3	22	4	42	—	76
Cancellations	(25)	(13)	(5)	(10)	(1)	(29)	—	(54)
Other	(2)	(0)	1	1	(0)	2	—	(0)
Organic Tenant Billings	$1,213	$293	$163	$226	$136	$818	$—	$2,031
New Site Tenant Billings	(1)	0	1	14	2	18	—	17
Total Tenant Billings	$1,212	$294	$164	$241	$138	$836	$—	$2,048
Foreign Currency Exchange Impact(5)	0	19	(2)	(44)	2	(26)	—	(26)
Total Tenant Billings (Current Period)	$1,212	$312	$163	$196	$139	$811	$—	$2,023

Straight-Line Revenue	66	(3)	0	14	1	13	3	83
Pre-paid Amortization Revenue	20	1	—	3	3	7	—	27
Other Revenue	12	15	21	(10)	7	34	221	267
International Pass-Through Revenue	—	116	144	94	52	406	—	406
Foreign Currency Exchange Impact(6)	(0)	5	(1)	(6)	1	(2)	—	(2)
Total Property Revenue (Current Period)	$1,311	$446	$327	$292	$205	$1,269	$225	$2,804
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2023
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,288	$464	$251	$317	$192	$1,224	$203	$2,715	$53	$2,767
Segment operating expenses	205	138	168	119	73	498	84	787	19	806
Segment Gross Margin	$1,082	$326	$83	$199	$119	$726	$119	$1,928	$34	$1,961
Segment SG&A(3)	41	30	9	21	15	75	18	133	6	139
Segment Operating Profit	$1,042	$297	$74	$177	$104	$652	$102	$1,795	$28	$1,823
Segment Operating Profit Margin	81%	64%	29%	56%	54%	53%	50%	66%	53%	66%

Growth Metrics
Revenue Growth	4.5%	10.7%	(15.9)%	18.4%	(3.4)%	3.4%	10.1%	4.4%	(11.4)%	4.0%
Total Tenant Billings Growth	5.5%	6.4%	7.2%	17.0%	10.4%	10.0%	N/A	7.3%
Organic Tenant Billings Growth	5.6%	6.1%	3.4%	12.1%	8.2%	7.5%	N/A	6.4%

Revenue Components(4)
Prior-Year Tenant Billings	$1,100	$262	$160	$194	$122	$739	$—	$1,839
Colocations/Amendments	60	8	10	13	3	35	—	95
Escalations	32	23	3	20	8	54	—	87
Cancellations	(28)	(15)	(7)	(10)	(1)	(34)	—	(62)
Other	(2)	(0)	0	0	(0)	0	—	(2)
Organic Tenant Billings	$1,161	$278	$165	$218	$132	$794	$—	$1,956
New Site Tenant Billings	(2)	1	6	10	3	19	—	17
Total Tenant Billings	$1,160	$279	$172	$227	$135	$813	$—	$1,973
Foreign Currency Exchange Impact(5)	(0)	6	(15)	(30)	(6)	(45)	—	(45)
Total Tenant Billings (Current Period)	$1,159	$285	$157	$197	$129	$768	$—	$1,927

Straight-Line Revenue	94	(2)	1	13	1	13	6	114
Pre-paid Amortization Revenue	23	0	—	0	5	5	—	29
Other Revenue	10	63	(19)	(13)	7	37	197	245
International Pass-Through Revenue	—	111	121	135	54	421	—	421
Foreign Currency Exchange Impact(6)	(0)	6	(9)	(16)	(3)	(21)	—	(21)
Total Property Revenue (Current Period)	$1,288	$464	$251	$317	$192	$1,224	$203	$2,715
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended March 31,
	2024	2023
Net income	$921.7	$315.0
Income tax provision	109.2	53.4
Other (income) expense	(113.0)	97.8
Interest expense	366.7	340.2
Interest income	(48.0)	(30.8)
Other operating expenses	2.8	127.5
Depreciation, amortization and accretion	549.4	794.1
Stock-based compensation expense	64.9	65.5
Adjusted EBITDA	$1,853.7	$1,762.7
Total revenue	$2,834.1	$2,767.2
Adjusted EBITDA Margin	65%	64%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended March 31,
	2024	2023
Net income	$921.7	$315.0
Real estate related depreciation, amortization and accretion	508.9	728.8
Losses from sale or disposal of real estate and real estate related impairment charges(1)	1.3	118.7
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(2)	(87.8)	(79.6)
Nareit FFO attributable to AMT common stockholders	$1,344.1	$1,082.9
Straight-line revenue	(79.0)	(112.0)
Straight-line expense	12.6	7.9
Stock-based compensation expense	64.9	65.5
Deferred portion of income tax and other income tax adjustments(3)	54.5	(8.9)
Non-real estate related depreciation, amortization and accretion	40.5	65.3
Amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges	13.0	11.7
Other (income) expense(4)	(113.0)	97.8
Other operating expense(5)	1.5	8.8
Capital improvement capital expenditures	(33.2)	(35.7)
Corporate capital expenditures	(2.3)	(3.0)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(6)	(0.5)	4.7
AFFO attributable to AMT common stockholders	$1,303.1	$1,185.0
Divided by weighted average diluted shares outstanding (in thousands)	467,660	466,810
AFFO attributable to AMT common stockholders per Share	$2.79	$2.54
_______________
(1)There are no material impairment charges for the three months ended March 31, 2024. Three months ended March 31, 2023 includes impairment charges of approximately $30 million as well as a loss of approximately $80 million, related to the sale of the Company’s Mexico fiber business.
(2)Includes distributions to noncontrolling interest holders, distributions related to the outstanding mandatorily convertible preferred equity in connection with the Company’s agreements with certain investment vehicles affiliated with Stonepeak Partners LP and adjustments for the impact of noncontrolling interests on Nareit FFO attributable to American Tower Corporation common stockholders.
(3)Three months ended March 31, 2024 includes an adjustment for withholding taxes paid in India of $11.8 million, which were incurred as a result of the Pending ATC TIPL Transaction. The Company believes that these withholding tax payments are nonrecurring, and does not believe these are an indication of its operating performance. Accordingly, the Company believes it is more meaningful to present AFFO attributable to American Tower Corporation common stockholders excluding these amounts.
(4)Three months ended March 31, 2024 and March 31, 2023 include (gains) losses on foreign currency exchange rate fluctuations of ($127.6) million and $84.1 million, respectively.
(5)Primarily includes acquisition-related costs, integration costs and disposition costs.
(6)Includes adjustments for the impact of noncontrolling interests on other line items, excluding those already adjusted for in Nareit FFO attributable to American Tower Corporation common stockholders.